                                                                     Exhibit 2.1




                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                              CAMINUS CORPORATION,
                             A DELAWARE CORPORATION,



                              NUCLEUS CORPORATION,
                              A TEXAS CORPORATION,



                     NUCLEUS ENERGY CONSULTING CORPORATION,
                              A TEXAS CORPORATION,



                                DAVID C. MEYERS,
                                 AN INDIVIDUAL,



                                       AND



                                 JOHN H. GEROLD,
                                  AN INDIVIDUAL




                           Dated as of August 30, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I         PURCHASE AND SALE OF ASSETS...........................      1

      1.1   Assets to Be Acquired.......................................      1

      1.2   Excluded Assets.............................................      2

      1.3   Nonassignable Contracts and Authorizations..................      3

ARTICLE II        CONSIDERATION.........................................      4

      2.1   Purchase Price..............................................      4

      2.2   The Closing.................................................      4

      2.3   Assumption of Liabilities...................................      5

      2.4   Excluded Liabilities........................................      5

      2.5   Adjustment of Purchase Price................................      6

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
                  SHAREHOLDERS..........................................      8

      3.1   Authority; Approval.........................................      8

      3.2   Organization and Qualification; Subsidiaries................      9

      3.3   Articles of Incorporation and Bylaws........................      9

      3.4   Capitalization; Validity of Shares..........................      9

      3.5   No Conflict.................................................     10

      3.6   Title to Assets.............................................     11

      3.7   Permits; Compliance.........................................     11

      3.8   Reports; Financial Statements; Books of Account.............     11

      3.9   Absence of Certain Changes or Events........................     12

      3.10  Absence of Litigation.......................................     14

      3.11  Contracts; No Default.......................................     14

      3.12  Customers...................................................     16

                                                                            Page
                                                                            ----
      3.13  Employee Benefit Plans; Labor Matters.......................     16

      3.14  Tax Matters.................................................     17

      3.15  Proprietary Rights..........................................     17

      3.16  Certain Business Practices and Regulations; Potential
            Conflicts of Interest.......................................     18

      3.17  Accuracy of Information; Full Disclosure....................     18

      3.18  Brokers.....................................................     19

      3.19  Real Property...............................................     19

      3.20  Tangible Property...........................................     19

      3.21  Accounts and Notes Receivable...............................     19

      3.22  Environmental Matters.......................................     19

      3.23  Investment Representations..................................     20

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.......     21

      4.1   Organization and Qualification..............................     21

      4.2   Authority...................................................     21

      4.3   No Conflict; Required Filings and Consents..................     21

      4.4   Shares Duly Authorized......................................     22

      4.5   No Broker...................................................     22

      4.6   Absence of Litigation.......................................     22

      4.7   Accuracy of Information.....................................     23

ARTICLE V         COVENANTS.............................................     23

      5.1   Further Assurance...........................................     23

      5.2   Employees...................................................     23

      5.3   Affirmative Covenants of the Seller.........................     24

      5.4   Negative Covenants of Seller................................     24

                                                                            Page
                                                                            ----
      5.5   Negative Covenants of Shareholders..........................     27

      5.6   Negative Covenants of the Purchaser.........................     27

      5.7   Access and Information......................................     28

ARTICLE VI        ADDITIONAL AGREEMENTS; INDEMNIFICATION................     28

      6.1   Best Efforts; Consents; Filings.............................     28

      6.2   Notification of Certain Matters.............................     29

      6.3   Indemnification.............................................     29

ARTICLE VII       CLOSING CONDITIONS....................................     32

      7.1   Conditions to Obligations of Each Party Under This
            Agreement...................................................     32

      7.2   Additional Conditions to Obligations of the Purchaser.......     32

      7.3   Additional Conditions to Obligations of the Seller and
            the Shareholders............................................     33

ARTICLE VIII      TERMINATION, AMENDMENT AND WAIVER.....................     34

      8.1   Termination.................................................     34

      8.2   Effect of Termination.......................................     35

      8.3   Amendment...................................................     35

      8.4   Waiver......................................................     35

ARTICLE IX        GENERAL PROVISIONS....................................     35

      9.1   Effectiveness of Representations, Warranties and
            Agreements..................................................     35

      9.2   Notices.....................................................     35

      9.3   Certain Definitions.........................................     36

      9.4   Headings....................................................     39

      9.5   Severability................................................     39

      9.6   Entire Agreement; Confidentiality...........................     39

      9.7   Assignment; Parties in Interest.............................     39

                                                                            Page
                                                                            ----
      9.8   Failure or Indulgence Not Waiver; Remedies Cumulative.......     39

      9.9   Governing Law...............................................     40

      9.10  Arbitration.................................................     40

      9.11  Counterparts................................................     41

      9.12  Construction................................................     41

      9.13  Payment of Expenses.........................................     41

      9.14  Payment of Taxes............................................     42

      9.15  Allocation of Purchase Price................................     42

                                LIST OF EXHIBITS

Exhibit A  -  Escrow Agreement*

Exhibit B  -  Form Employee Stock Option Agreement (for other employees of
              Seller)*

Exhibit C  -  Opinion of Duane, Morris & Heckscher LLP, counsel to Seller &
              Shareholders*

Exhibit D  -  Opinion of Irell & Manella LLP, counsel to Purchaser*

Exhibit E  -  Instrument of Assumption*

Exhibit F  -  Bill of Sale and Instrument of Assignment*

Exhibit G  -  Registration Rights Agreement*

Exhibit H  -  Covenant Not to Compete*

Exhibit I  -  Stock Option Agreements (for Shareholders)*


--------

      *  Exhibit not attached.

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of August 30, 2000, by and among Caminus Corporation, a Delaware corporation (the "PURCHASER"), Nucleus Corporation, a Texas corporation, and Nucleus Energy Consulting Corporation, a Texas corporation (collectively, the "SELLER"), and the holders of capital stock of the Seller, David C. Meyers and John H. Gerold, (collectively, the "SHAREHOLDERS" and individually, a "SHAREHOLDER"). Certain capitalized and other terms used herein are defined in Section 9.3.

                                    RECITALS

      WHEREAS, the Seller carries on the business of the development, sale and support of software, services based on software, and/or consulting services for participants in competitive energy markets;

      WHEREAS, the Shareholders own all of the shares of the issued and outstanding shares of capital stock of Seller;

      WHEREAS, the Seller desires to sell to Purchaser and the Purchaser desires to purchase from the Seller certain assets of the Seller on the terms and subject to the conditions described in this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration had and received, and upon the terms and subject to the conditions contained herein, the parties agrees as follows:


                    ARTICLE I - PURCHASE AND SALE OF ASSETS


      1.1 Assets to Be Acquired.

      Upon the terms and subject to the conditions contained herein, Seller shall sell, assign and transfer (or cause to be so sold, assigned and transferred) to Purchaser, and Purchaser shall purchase and acquire from Seller, on the Closing Date (as defined in Section 2.2), the following properties and assets of Seller (the "ASSETS"):

            (a) Subject to Section 1.3, the leasehold interest described on
Schedule 1.1(a) together with all rights and privileges under such leasehold and all leasehold improvements or fixtures owned by the Seller located on the real property subject to such lease;

            (b) all equipment, all computers, all furniture and fixtures, all office equipment and all office or administrative supplies;

            (c) all cars, trucks and other motor vehicles, including those listed or described on Schedule 1.1(c);

            (d) subject to Section 1.3, all rights and incidents of interest of Seller in and to those Contracts identified on Schedule 3.11(a) (other than those identified on such Schedule 3.11(a) as not being assumed);

            (e) all licenses, permits, approvals, qualifications, or the like, issued or to be issued by any Governmental Authority, including, without limitation, those listed or described on Schedule 1.1(e) (collectively, the "AUTHORIZATIONS") such as are transferable;

            (f) all accounts receivable not collected prior to the Closing Date;

            (g) all credits, prepaid expenses, deferred charges, advance payments, security and other deposits and prepaid items;

            (h) all of the following, referred to as "PROPRIETARY RIGHTS": (1) all worldwide patents, patent applications, and patent disclosures together with all reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, material confidential business information, whether patentable or unpatentable and whether or not reduced to practice (collectively, "PATENT RIGHTS"); (2) all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade names, trade dress, logos and corporate names, all such existing worldwide, together with all renewals, translations, adoptions, derivatives and combinations thereof and including all goodwill associated therewith (collectively, "TRADEMARK RIGHTS"); (3) all copyrights and copyright registrations and applications therefor throughout the world, and any other unregistered copyrights (collectively "COPYRIGHTS"); (4) all designs, drawings, specification sheets, schematics, test data, technical literature, manufacturing and process information, know-how, trade secrets, computer software, in process research efforts and technical data; and (5) to the extent not listed in the foregoing, any other material proprietary rights used or held by Seller whether or not currently used thereby and all contracts and arrangements for licensing the same to or from third parties;

            (i) all customer lists, manuals, books, files, records, engineering data, procedures, systems, computer programs, models, algorithms, ratios, instructions, patterns, drawings, blueprints, plans, designs specifications, equipment lists, parts lists, descriptions, data, art work, advertising material and dealer and distributor lists;

            (j) all goodwill as a going concern of the business of Seller;

            (k) all rights to causes of action, lawsuits, judgments, claims and demands being pursued or prosecuted by Seller which are listed or described on
Schedule 1.1(k); and

            (l) all other properties, assets, rights and interests of every kind and description, wherever located, of Seller.

      1.2 Excluded Assets.

      Notwithstanding anything contained in Section 1.1 to the contrary, Seller shall not sell, assign or transfer to Purchaser, and Purchaser shall neither purchase nor acquire from Seller, any of the following (collectively, the "EXCLUDED ASSETS"):

            (a) except for petty cash, any cash and cash equivalents of Seller,

            (b) any amounts owed to Seller by employees or consultants of Seller;

            (c) all rights of Seller under, and all funds and property held in trust pursuant to, any pension plan or other employee benefit plan applicable to Seller's employees;

            (d) all minute books and stock transfer records and all of Seller's rights under this Agreement and the Related Agreements;

            (e) all rights to any amounts owed by or advanced by one Seller to another; and

            (f) any rights pursuant to any Contracts that are not assumed by Purchaser.

      1.3 Nonassignable Contracts and Authorizations.

      To the extent that the assignment of any Contract or Authorization to be assigned to Purchaser pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment without the authorization, approval, consent or waiver of a third party would constitute a breach or violation thereof or affect adversely the rights of Purchaser or Seller thereunder; and any assignment to Purchaser of any interest under any such Contract or Authorization that requires the authorization, approval, consent or waiver of a third party shall be made subject to such authorization, approval, consent or waiver being obtained. Seller shall use its commercially reasonable efforts, and Purchaser shall cooperate where appropriate, to obtain any authorization, approval, consent or waiver necessary to any such assignment. If any such authorization, approval, consent or waiver is not obtained, Seller shall continue to use its commercially reasonable efforts to obtain any such authorization, approval, consent or waiver (provided that, in obtaining any such authorization, approval, consent or waiver, Seller shall not agree to any amendment, modification or supplement of any such Contract or Authorization, except with Purchaser's consent, which may be withheld by Purchaser in its reasonable discretion), and Seller (at its cost and expense) shall, to the greatest extent permitted by law and any such Contract or Authorization (including by acting as an agent of Purchaser), hold such Contract or Authorization or any claim, right or benefit arising thereunder or resulting therefrom in trust for the benefit of Purchaser or otherwise for the exclusive use and benefit of Purchaser such that Purchaser receives the interest of Seller in the benefits therefrom until such time as such authorization, approval, consent or waiver is obtained and Purchaser, to the extent it receives the benefits of such Contract or Authorization, shall indemnify Seller with respect to Seller's obligations under such Contract or Authorization. Notwithstanding the foregoing, Seller and Shareholders, on the one hand, and Purchaser, on the other, agree to each bear 50% of any costs or fees associated with obtaining the consent to the assignment to Purchaser of Seller's real estate lease with Prentiss Property Services, AMO. In the event that Purchaser suffers Losses as a result of the failure of such consent to be obtained, Seller and Shareholders agree to jointly and severally indemnify Purchaser with respect to 50% of such Losses.

                           ARTICLE II - CONSIDERATION

      2.1 Purchase Price.

      Subject to the terms and conditions contained in this Agreement, the total purchase price for the Assets (as adjusted pursuant to Section 2.5, the "PURCHASE PRICE") shall consist of the following: (a) Thirteen Million Seven Hundred and Twenty Thousand Dollars ($13,720,000) in cash, as adjusted pursuant to Section 2.5 (the "CASH CONSIDERATION"), and (b) 261,334 shares of common stock, $0.01 par value per share ("COMMON STOCK"), of Purchaser (the "STOCK CONSIDERATION"). The Purchase Price shall be allocated in accordance with
Section 9.15.

      2.2 The Closing.

            (a) The execution and delivery of the Related Agreements (as defined in Section 9.3) and the closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Purchaser, in New York, New York, on August 30, 2000. The date on which the Closing occurs is referred to as the "CLOSING DATE". The parties agree that the Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date (the "CLOSING TIME").

            (b) At the Closing:

                  (i) Seller shall sell, transfer and assign to Purchaser all right, title and interest to the Assets;

                  (ii) Purchaser shall deliver to Seller an amount equal to the Cash Consideration (as adjusted pursuant to Section 2.5(c)), less the Cash Escrow Amount (as defined in Section 2.2(c)), by bank wire transfer of immediately available funds to an account designated by Seller;

                  (iii) Seller shall deliver to Purchaser executed forms of assignment directing Purchaser to transfer the Stock Consideration to Shareholders;

                  (iv) Purchaser shall deliver to Shareholders certificates representing the Stock Consideration; and

                  (v) each party shall execute and deliver the Related Agreements which require execution and delivery by such party.

            (c) At the Closing, the Purchaser shall place in escrow with an escrow agent mutually agreeable to the Purchaser and the Seller (the "ESCROW AGENT") one Million Dollars ($1,000,000) in cash (the "CASH ESCROW AMOUNT"), and Shareholders shall deposit with the Escrow Agent certificates representing 133,332 shares of Common Stock. The Cash Escrow Amount and such shares of Common Stock shall be placed in a single escrow account (the "ESCROW ACCOUNT") and shall be held and delivered by the Escrow Agent in accordance with the terms and provisions of a certain escrow agreement which shall be executed and delivered by the Purchaser, the Shareholders, the Seller and the Escrow Agent at the Closing in substantially the form attached hereto as Exhibit A (the "ESCROW AGREEMENT").

      2.3 Assumption of Liabilities.

      As further consideration for the Assets, Purchaser shall, subject to
Section 2.4, assume the following liabilities and obligations of Seller, and not others (collectively, the "ASSUMED LIABILITIES"):

            (a) all liabilities and obligations of Seller under all Contracts and Authorizations assigned to Purchaser pursuant to Sections 1.1(d) and 1.1(e);

            (b) the liabilities and obligations of Seller reflected in the Adjusted Working Capital (as defined in Section 2.5); provided, that in no event shall the amount assumed pursuant to this Section 2.3(b) exceed the amount of such liabilities included in the calculation of the Adjusted Working Capital; and

            (c) all accrued vacation and sick pay with respect to employees of Seller hired by Purchaser pursuant to Section 5.2; provided, that in no event shall the amount assumed pursuant to this Section 2.3(c) exceed the amount of such liabilities included in the calculation of the Adjusted Working Capital.

      2.4 Excluded Liabilities.

      Notwithstanding anything to the contrary in this Agreement or any other agreement or instrument, except to the extent specifically assumed pursuant to Sections 2.3(b) and (c), Purchaser shall not assume or be liable with respect to any liability or obligation, known or unknown, fixed, contingent or otherwise ("LIABILITY"), of Seller, its directors, officers, employees or agents set forth below, all of which Liabilities shall be and remain the sole responsibility of Seller and its affiliates, including all of the following (collectively, all of the Liabilities described in this Section 2.4 being referred to as the "EXCLUDED LIABILITIES"):

            (a) any Liabilities arising out of the actions or claims listed on
Schedule 2.4(a) hereto;

            (b) any Liability attributable to the period prior to the Closing Date which should have been reflected in the calculation of Adjusted Working Capital and was not so reflected;

            (c) all Liabilities arising from Seller's breach before the Closing of any Contract or Authorization included in the Assets;

            (d) any Liabilities of Seller for any litigation, claim, dispute or action attributable to or relating to the period preceding the Closing Date;

            (e) any Liabilities arising from or relating to any Employee Benefit Plan (as defined in Section 3.13);

            (f) any Liabilities for claims whenever made for health or life insurance benefits or for medical expenses incurred on or prior to the Closing Date. A Liability under this Section 2.4(f) is deemed "incurred" when services are rendered;

            (g) any Liabilities for federal, state, local or foreign taxes (including, without limitation, the franchise tax of any state) attributable to the period prior to the Closing Date;

            (h) any liability under any Contract which is not assumed pursuant to Section 2.3;

            (i) any Liabilities for any claim of workplace injury to an employee of Seller which injury occurs on or prior to the Closing Date, whether or not such claim is covered by Seller's workmen's compensation insurance, and regardless of whether such claim is discovered after the Closing Date;

            (j) all Liabilities associated with any amounts owed by or advanced by one Seller to another;

            (k) except as provided in Section 1.3, any Liabilities arising out of obligations incurred by Seller in order to obtain the authorizations, approvals, consents or waivers referred to in Section 1.3; and

            (l) any Liability of Seller or Shareholders to any broker in connection with the transactions contemplated by this Agreement.

      2.5 Adjustment of Purchase Price.

            (a) The Purchase Price shall be increased by the amount of Working Capital Excess (if any) and shall be decreased by the amount of Working Capital Deficiency (if any). These adjustments shall be implemented in accordance with this Section 2.5.

            (b) Definitions. For the purposes of this Agreement:

                  (i) "ADJUSTED WORKING CAPITAL" shall be equal to (A) the amount of cash and cash equivalents transferred to Purchaser as of the Closing Time, plus (B) the book value of the accounts receivable transferred to Purchaser at the Closing Time, plus (C) the amount of pre-paid expenses as of the Closing Time included in current assets which are transferred to the Purchaser, minus (D) the aggregate book value as of the Closing Time of all liabilities or obligations which are included in Assumed Liabilities and which are attributable to, or which are accruable during, the period of time up to the Closing Time.

                  (ii) "WORKING CAPITAL EXCESS" shall mean the amount by which the Adjusted Working Capital exceeds One Million Dollars ($1,000,000).

                  (iii) "WORKING CAPITAL DEFICIENCY" shall mean the amount by which One Million Dollars ($1,000,000) exceeds the Adjusted Working Capital.

            (c) Cash Consideration to be Delivered At Closing. The parties agree that for the purposes of Closing, the estimated Adjusted Working Capital shall be equal to $864,000 and that the estimated Working Capital Deficiency shall be equal to $136,000. The Cash Consideration that would otherwise be paid to Seller at the Closing shall be decreased by the amount of such estimated Working Capital Deficiency.

            (d) Delivery of Post-Closing Calculation.

                  (i) Within 30 days after the Closing Date (or such longer period of time as may be reasonably required), Purchaser shall prepare and deliver to Seller a calculation setting forth Purchaser's determination of the Adjusted Working Capital as of the Closing Date. Purchaser shall afford Seller's internal auditors and independent certified public accountants access to all work papers generated in connection with the preparation by Purchaser of its calculation and to the books, records and information of Purchaser related to the calculation.

                  (ii) Seller shall, within fifteen (15) calendar days after receipt of Purchaser's calculation, notify Purchaser of any questions regarding or objections thereto, and Purchaser shall respond to any such questions or concerns of Seller as promptly as practicable. Purchaser and Seller shall negotiate in good faith to amicably resolve any disagreements regarding Purchaser's calculation within 30 calendar days after Purchaser's initial delivery thereof. If Seller does not object to Purchaser's calculation of the Adjusted Working Capital as of the Closing Date within fifteen (15) calendar days after receipt thereof, Purchaser's calculation shall be deemed accepted and shall be definitive. If Seller does object thereto, but Purchaser and Seller are able to amicably resolve any such objections, Purchaser shall promptly thereafter deliver to Seller a revised calculation reflecting such resolution, which revised calculation shall be definitive.

                  (iii) If Seller does object to Purchaser's calculation within fifteen (15) calendar days after receipt thereof, and Purchaser and Seller are not able to amicably resolve any such objections within the timeframes set forth in Section 2.5(d)(ii), then Purchaser and Seller shall together designate a representative of Deloitte Touche Tohmatsu to arbitrate the dispute (the "INDEPENDENT REPRESENTATIVE"). The determination of the Independent Representative shall be final and conclusive as to the amount of Adjusted Working Capital as of the Closing Date. Purchaser and Seller shall each pay one-half of the costs and expenses of the Independent Representative, unless the following sentence applies. If one party's position with respect to the Adjusted Working Capital as of the Closing Date is accepted, as reflected in the final determination of the Independent Representative, to the extent of ninety percent (90%) or more of the aggregate amount in dispute between the parties with respect to issues resolved by the Independent Representative, then the other party shall pay the full costs and expenses of the Independent Representative.

            (e) Final Adjustment Payments. After the final determination of the Adjusted Working Capital as of the Closing Date pursuant to Section 2.5(d), payments shall be made as follows:

                  (i) If the amount of the Adjusted Working Capital, as finally determined pursuant to Section 2.5(d), exceeds the estimated Adjusted Working Capital set forth in Section 2.5(c), the Purchaser shall pay the Seller, in cash, the amount of such excess.

                  (ii) If the amount of the estimated Adjusted Working Capital set forth in Section 2.5(c) exceeds the amount of the Adjusted Working Capital, as finally determined pursuant to Section 2.5(d), the Seller shall pay to the Purchaser, in cash, the amount of such excess.

                  (iii) Any such payment shall be made within three (3) business days after the date that the amount of the Adjusted Working Capital is finally determined. Any such payment (including any interest thereon as provided in the next sentence) shall be made by wire transfer of immediately available funds to an account designated by the recipient of such payment. Any such payment shall bear interest, from the Closing Date until such payment is paid, at the prime rate set forth in "Money Rates" section of the Wall Street Journal (Western edition) that is published on the date of the Closing Date, or, if the Wall Street Journal is not published on such date, on the most recent date prior to the Closing Date on which the Wall Street Journal was published.

  ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

      Except as set forth in the disclosure schedules delivered by Seller to the Purchaser concurrently with the execution of this Agreement (the "DISCLOSURE SCHEDULES" or "SCHEDULES"), which shall identify each exception by reference to the specific Section to which such exception applies (provided that any item disclosed on one Schedule shall be deemed to have been disclosed on another
Schedule if the description of the item on the first Schedule makes the nature of the item and its relevance to the second Schedule reasonably apparent), Seller and each Shareholder hereby represent and warrant to the Purchaser, jointly and severally, that:

      3.1 Authority; Approval.

            (a) Each Shareholder has all requisite power and authority to execute and deliver this Agreement and any Related Agreement to which such Shareholder is a party and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by such Shareholder. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by the Purchaser, this Agreement constitutes, and each Related Agreement will constitute, the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

            (b) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements to which Seller will be a party by the Purchaser, this Agreement constitutes, and each such Related Agreement when executed shall constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

      3.2 Organization and Qualification; Subsidiaries.

      Each Seller is a corporation duly organized and validly existing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Seller has no subsidiaries (as defined in Section 9.3) and does not own, either directly or indirectly, any equity interest in any corporation, partnership, limited liability company or other entity. Seller is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character of its properties owned or leased or the nature of the business conducted by it makes such qualification necessary, other than where the failure to be so qualified would not have a change or effect that, individually or when taken together with all other such changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business or operations of Seller, as a whole, or to the ability of Seller to consummate the transactions contemplated by this Agreement.

      3.3 Articles of Incorporation and Bylaws.

      Seller has heretofore furnished to the Purchaser complete and correct copies of the articles of incorporation (the "ARTICLES OF INCORPORATION") and bylaws (the "BYLAWS"), in each case as amended or restated (collectively, the "ORGANIZATIONAL DOCUMENTS"), of Seller, which are in full force and effect on the date hereof. Seller is not in violation of any of the provisions of any of its Organizational Documents.

      3.4 Capitalization; Validity of Shares.

            (a) Schedule 3.4(b) sets forth the authorized capital stock of Seller and the number of shares of common stock which are issued and outstanding as of the date hereof. All of such shares are duly authorized, validly issued, fully paid and non-assessable and not subject to, or were issued in compliance with, any preemptive rights created by statute, Seller's Organizational Documents or any agreement to which Seller is a party or is bound.

            (b) Schedule 3.4(b) lists all record holders of capital stock of Seller as of the date hereof, including the number of shares of such capital stock owned by each such holder.

            (c) Except as set forth on Schedule 3.4(c) and except as otherwise contemplated by this Agreement: (i) there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Seller is a party relating to the issued or unissued capital stock of, or other equity interests in, Seller, or obligating Seller to grant, issue or sell any shares of the capital stock of, or other equity interests in, Seller, by sale, lease, license or otherwise; (ii) there are no obligations, contingent or otherwise, of Seller to (x) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity interests in, Seller; or (y) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee (other than endorsements of clearing checks made in the ordinary course of business) with respect to the obligations of, any other person; (iii) there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues, earnings or other similar performance criteria, as a whole, or calculated in accordance therewith, of Seller; and (iv) there are no voting trusts, proxies or other agreements or understandings to which Seller is a party or by which Seller is bound with respect to the voting of any shares of the capital stock of Seller.

      3.5 No Conflict.

            (a) Except as set forth on Schedule 3.5(a), the execution and delivery of this Agreement and the Related Agreements by Seller do not, and in the case of the Related Agreements, will not, and the consummation and performance by Seller of this Agreement, the Related Agreements and any other transaction contemplated hereby will not, (i) conflict with or violate the Organizational Documents of Seller, (ii) conflict with or violate any foreign, federal, state or local law, statute, treaty, ordinance, rule, regulation, order, writ, injunction, decree or judgement (any of the foregoing referred to as a "LAW", collectively, "LAWS") applicable to Seller or by which any of its properties or assets is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Seller, in each case pursuant to any note, bond, mortgage, indenture, contract, agreement (including, without limitation, any Contract), lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets is bound or affected.

            (b) Except as set forth on Schedule 3.5(b), assuming the accuracy of the Purchaser's representations and warranties as contained in this Agreement, the execution and delivery of this Agreement and the Related Agreements by Seller do not and will not, and the consummation and performance by Seller of this Agreement, the Related Agreements and any other transaction contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, (i) any Governmental Authority or
(ii) any third person, other than any such consents, approvals, authorizations or permits that have been obtained or such filings or notifications that have been made.

      3.6 Title to Assets.

            (a) Seller has good and marketable title to, or leasehold interests in, the Assets, in each case free and clear of any Encumbrance or exceptions to title, except for (A) Encumbrances securing obligations set forth in the Seller Financial Statements; (B) properties disposed of, or subject to purchase or sales orders or conditional sale arrangements, in the ordinary course of business consistent with past practice; (C) Encumbrances securing taxes, all of which are due but not delinquent or are being contested in good faith; (D) suppliers', materialmens, mechanics and similar liens which arise in the ordinary course of business, all of which are not delinquent or are being contested in good faith; and (E) Encumbrances which do not, individually or in the aggregate, materially detract from the value of such property, interfere with the use, occupancy or operation of such property as currently used or otherwise have a change or effect that, individually or when taken together with all other such changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be adverse to the assets, financial condition, business or operations of Seller, as a whole, or to the ability of Seller to consummate the transactions contemplated by this Agreement (all items in clauses (A), (C), (D) and (E) are collectively referred to herein as "PERMITTED LIENS").

            (b) Except for the Excluded Assets, the Assets constitute all assets, rights, and properties used in the operations of Seller as currently conducted.

      3.7 Permits; Compliance.

      Seller is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "SELLER PERMITS"), and there is no action, proceeding or investigation pending or, to the knowledge of Seller, threatened regarding impairment, suspension, limitation, revocation, termination or cancellation of any of Seller Permits. Except as set forth in Schedule 3.7, Seller is in compliance with or has complied with, (a) each Law applicable to Seller or by which any of its properties or assets is bound or affected and (b) each of Seller Permits. Since December 31, 1999, Seller has not received from any Governmental Authority any notification or any other inquiries with respect to the possible failure of Seller to be in compliance with any Law applicable to Seller. A complete and correct list of all material Seller Permits is set forth on Schedule 3.7 and a true, complete and correct copy of each such Seller Permit has been previously delivered to the Purchaser. All Seller Permits are valid and in full force and effect.

      3.8 Reports; Financial Statements; Books of Account.

            (a) Schedule 3.8(a) contains true and correct copies of Seller's unaudited balance sheet and statements of income and cash flows for the six-month period beginning January 1, 2000 and ending June 30, 2000 (the "SELLER INTERIM FINANCIAL STATEMENTS"). Schedule 3.8(a) contains true and correct copies of Seller's unaudited balance sheet and statement of income for each of the fiscal years ended December 31, 1999 and December 31, 1998 (the "UNAUDITED FINANCIAL STATEMENTS"). Seller has also delivered to the Purchaser a true and correct copy of the unaudited balance sheet of Seller as of the fiscal year ended December 31, 1997, and unaudited statements of income and cash flows for such fiscal year (all such financial statements described in this Section 3.8(a) being referred to herein collectively as the "SELLER FINANCIAL STATEMENTS"). Each such balance sheet presents fairly the financial condition, assets and liabilities, and shareholders' equity of Seller as of its date and is true and correct in all material respects; each such statement of income presents fairly the results of operations of Seller for the period indicated and is true and correct in all material respects; and each such statement of cash flows presents fairly the information purported to be shown therein and is true and correct in all material respects.

            (b) Except as set forth on Schedule 3.8(b), Seller Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved and are in accordance with the books and records of Seller. The Seller Interim Financial Statements have been prepared in a manner consistent with past Seller unaudited interim financial statements supplied to the Purchaser. Seller Interim Financial Statements reflect all adjustments (which include only normal, recurring adjustments) which are necessary to state fairly the results for the period covered therein.

            (c) Except as set forth on Schedule 3.8(c), the books, records and accounts of Seller accurately and fairly reflect, in all material respects, the transactions and the assets and liabilities of Seller.

      3.9 Absence of Certain Changes or Events.

      Except as disclosed in Seller Financial Statements or in Schedule 3.9, and except as otherwise specifically contemplated by this Agreement, (i) since June 30, 2000, Seller has conducted its business only in the ordinary course and in a manner consistent with past practice and (ii) since June 30, 2000, there has not been:

            (a) any material damage, destruction or loss (not covered by insurance) with respect to any material asset of Seller;

            (b) any change by Seller in its accounting methods, principles or practices, or any changes in depreciation or amortization policies or rates adopted by it (except for changes made after the date of this Agreement as required by changes in GAAP);

            (c) (i) any declaration, setting aside or payment of any dividends or other distribution (whether in cash, stock or property) in respect of the capital stock of Seller, (ii) any direct or indirect redemption, purchase, retirement or other acquisition by Seller of any capital stock of Seller or other securities convertible into, exchangeable for or conferring the right to purchase capital stock of Seller (or any agreement, arrangement or other understanding to do the same), or (iii) any issuance, pledge or sale of any capital stock of Seller, or any other securities convertible into or exchangeable for or conferring the right to purchase capital stock of Seller (or any agreement, arrangement or other understanding to do the same);

            (d) any increase in the benefits under, or the establishment, termination, modification or amendment of, or any commitment to establish, terminate, modify or amend, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to directors, officers or employees of Seller (except for increases in compensation for management employees as set forth on Schedule 3.9(d)), or any employment, consulting or indemnification agreement, contract or arrangement (other than the hiring or dismissal of at will employees in the ordinary course of business consistent with past practice (in amount and kind));

            (e) any termination or failure to renew, or any threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract with a customer that is required to be listed on Schedule 3.11(a);

            (f) any merger with or into or consolidation with any other person, or any subdivision, combination or, in any way, a reclassification of any shares of capital stock of Seller or any modification or amendment, or agreement to modify or amend, in any manner the rights of Seller's outstanding capital stock or the character of its business;

            (g) any material change to any of the business, operations or policies of Seller, including, without limitation, advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or other product acquisition policies;

            (h) any loan or advance by Seller to any of its shareholders, officers, directors, consultants or employees or other representatives (except for travel and entertainment and moving expense advances made to employees in the ordinary course of business consistent with past practice (in amount and kind)) or any loan or advance otherwise than in the ordinary course of business consistent with past practice (in amount and kind);

            (i) except in the ordinary course of business, any sale, abandonment, transfer, lease, license or any other disposition of any properties or assets of Seller or acquisition of any capital stock or business of any other person (or any reaching of an agreement, arrangement or understanding to do the same);

            (j) (i) any incurrence of indebtedness or assumption, guarantee or other responsibility for the debts of any other person (other than check-clearing endorsements made in the ordinary course of business), (ii) any loans, advances or capital contributions to or investments in any other person (other than advances against commissions and advances of expenses to sales personnel in the normal course of business), or (iii) any grant of any security interest or creation or modification of any Encumbrances on any of its properties or assets, other than in respect of Permitted Liens;

            (k) any modification, amendment, termination, transfer or waiver of any material right under any Contract required to be set forth on Schedule 3.11(a) hereto, or any agreement, arrangement or other understanding to do any of the foregoing, or any permitted lapse of any rights to the use of any Proprietary Rights or any sale, assignment, license, transfer or other disposition of any rights thereto, in each case except in the ordinary course of business consistent with past practice;

            (l) any payment by Seller of bonuses or severance pay or any other obligation arising as a result of termination of employment except as set forth on Schedule 3.9(l); or

            (m) any agreement, arrangement or other understanding to do, cause or suffer any of the foregoing.

      3.10 Absence of Litigation.

      There is no claim, action, suit, litigation, proceeding, or arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief, collectively "LITIGATION") pending or, to the knowledge of Seller, threatened against, directly affecting or directly involving Seller or any of its properties or rights, or which seeks to prevent or challenge the transactions contemplated hereby. Seller is not subject to any continuing order of, consent, decree, settlement agreement or other similar written agreement with, or (to the knowledge of Seller or the Shareholders) continuing investigation by, any Governmental Authority, or any judgment, order, writ, injunction, rule, decree or award of any Governmental Authority or arbitrator (collectively, "ORDERS"), including, without limitation, cease-and-desist or other orders, except for Orders that do not prevent or challenge the transactions contemplated hereby and that do not challenge the record and/or beneficial ownership of the common stock of Seller.

      3.11 Contracts; No Default.

            (a) Except for the Contracts listed on Schedule 3.11(a), Seller is not, as of the date of this Agreement, a party to or bound by any of the following Contracts:

                  (i) employment, commission or consulting agreements;

                  (ii) collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees;

                  (iii) Contracts limiting the right of Seller (A) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by Seller or (B) to solicit any customer or client;

                  (iv) indemnity or guaranty arrangements, business acquisition agreements, licenses, nondisclosure agreements and joint-venture agreements;

                  (v) Contracts with any officer, director or employee of Seller, other than employment, commission and consulting agreements covered by clause (i) above and other than Seller's standard confidentiality and nondisclosure agreements;

                  (vi) leases or similar agreements under which (x) Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or (y) Seller is a lessor or sublessor of, or makes available for use by any third person, any tangible personal property owned or leased by Seller;

                  (vii) except for licenses of software generally commercially available on a "shrink wrap" or similar basis, licenses or other agreements relating in whole or in part to any Proprietary Rights (including any license or other agreement under which Seller has the right to use any of the same owned or held by any third person);

                  (viii) Contracts under which Seller has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed the indebtedness, liabilities or obligations of others (other than check-clearing endorsements made in the ordinary course of business);

                  (ix) mortgages, pledges, security agreements, deeds of trust or other documents granting a lien (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) with respect to any property;

                  (x) contracts or commitments affecting ownership of, title to, use of, or any interest in real estate;

                  (xi) contracts or commitments, whether or not in the ordinary course of business, which involve future payments, performance of services or delivery of goods and/or materials, to or by Seller of an aggregate amount or value in excess of $25,000;

                  (xii) any other agreement, contract, lease, license, commitment, arrangement or instrument to which Seller is a party or by or to which Seller or any of its assets or business is bound or subject which has an aggregate future liability (as to such contract or commitment individually) as of the date hereof in excess of $25,000; or

                  (xiii) any other Contract which, if terminated or breached, or if Seller otherwise loses the benefits thereof, would result in a change or effect that, individually or when taken together with all other such changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business or operations of Seller, as a whole, or to the ability of Seller to consummate the transactions contemplated by this Agreement.

            (b) Each Contract to which Seller is a party is in full force and effect and is a legal, valid and binding contract or agreement of Seller, and there is no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by Seller or, to the knowledge of Seller, any other party, in the timely performance of any obligation to be performed or paid under any of such Contracts. No notice has been received by Seller of any default under or termination of any Contract which has not been cured as of the date hereof or which cannot be promptly cured without the payment of any material sums with respect thereto. Seller has either delivered or made available to the Purchaser true, complete and correct copies of all Contracts to which Seller is a party which are required to be disclosed on Schedule 3.11(a) or, in the case of oral Contracts required to be disclosed on Schedule 3.11(a), true, complete and correct summaries thereof.

      3.12 Customers.

            (a) During the last twelve (12) months no Significant Customer has
(i) canceled or otherwise terminated, or, to the knowledge of Seller, threatened to cancel or otherwise terminate, its relationship with Seller, or (ii) materially adversely changed, or, to the knowledge of Seller, requested a material adverse change in, the price or quantity of the products or services sold or provided by Seller. For purposes of this Section 3.12, "SIGNIFICANT CUSTOMER" shall mean any customer of Seller which accounted for 5% or more of the aggregate revenues from customers of Seller during the last fiscal year of Seller. Schedule 3.12(a) sets forth the name of each Significant Customer and the percentage of Seller's aggregate revenues from such Significant Customer.

            (b) Schedule 3.12(b) sets forth the names of all independent contractors, distributors, agents and brokers that are entitled to receive from Seller aggregate compensation of more than $10,000 as a result of performance during either the current fiscal year or the fiscal year ended December 31, 1999 and sets forth the amount of such compensation (expressed as a percentage of sales or otherwise) which each such independent contractor, distributor, agent or broker is entitled to or received and the date of termination of the contract, agreement or other arrangement so entitling such independent contractor, distributor, agent or broker to such compensation.

      3.13 Employee Benefit Plans; Labor Matters.

      Except as set forth in Schedule 3.13, there are no liens against the Assets under Section 412(n) of the Internal Revenue Code or Sections 302(f) or 4068 of ERISA. Neither Seller nor any corporation, trade, business or other entity under common control with Seller, within the meaning of Sections 414(b),
(c), (m) or (o) of the Internal Revenue Code, or under Section 4001 of ERISA (an "ERISA AFFILIATE") is or was obligated (a) to contribute to any plan subject to Title IV of ERISA other than a multiemployer plan within the meaning of Section 3(37) of ERISA, or (b) to any multiemployer plan within the meaning of Section 3(37) of ERISA for any material amount of delinquent contributions thereto or for any amount on account of any withdrawal liability. As of the Closing, Purchaser will have no obligation to contribute to, or any liability in respect of, (i) any employee benefit plan within the meaning of Section 3(3) of ERISA, or (ii) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, and accrued vacation and sick pay, to one or more present or former employees, directors, agents, or independent contractors, including, without limitation, any similar employment, severance or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits, executive compensation/severance policies or agreements, sick leave, vacation pay, any plans subject to 125 of the Internal Revenue Code ("EMPLOYEE BENEFIT PLAN"), sponsored or maintained by Seller or any ERISA Affiliate, or to which Seller or any ERISA Affiliate was obligated to contribute. The Seller and its ERISA Affiliates will not, in connection with the transactions contemplated by this Agreement, cease to provide any group health plan coverage to their employees in a manner which would cause Purchaser to be deemed a successor employer of such Seller or its ERISA Affiliates within the meaning of Proposed Treasury Regulations Section 54.4980B-9 Q&A8(c). There are no pending or threatened claims by or on behalf of any Employee with respect to any Employee Benefit Plan, other than those made in the ordinary operation of such plans. No Employee Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental entity, and no matters are pending with respect to any Employee Benefit Plan under the CAP or VCR programs set forth in Revenue Procedure 98-22. Schedule 3.13 lists all Employee Benefit Plans sponsored, maintained or contributed to by Seller for the benefit of Employees working for the Seller.

      3.14 Tax Matters.

            (a) The Assets are not subject to any joint venture, partnership or other arrangement or contract which is treated by Seller as a partnership for federal income tax purposes or to the knowledge of Seller, treated by any other party thereto as a partnership for federal income tax purposes.

            (b) At all times since January 1, 1996 and through and including the date hereof, Nucleus Corporation of Texas has, and at all times since September 15, 1999 and through and including the date hereof, Nucleus Energy Consulting has, had in effect a valid and subsisting election to be treated as a Subchapter S corporation for purposes of the Internal Revenue Code of 1986, as amended, and any corresponding provision of state income or franchise tax law.

      3.15 Proprietary Rights.

      Schedule 3.15 sets forth a correct and complete list of all Patent Rights, Trademark Rights and Copyrights (as defined in Section 1.1(h)) (other than confidentiality and nondisclosure agreements, third-party software generally commercially available on a "shrink wrap" license or similar basis and non-material copyright and trade secret items) now used or presently proposed to be used in the business of Seller. Seller owns or has the right to use (without the making of any payment to others or the obligation to grant rights to others in exchange, except as set forth in Schedule 3.15) all Proprietary Rights necessary to the conduct of its business as presently being conducted. Seller has no limitation on its ability to use the Proprietary Rights in any jurisdiction outside the United States in which Seller is engaged in material business activities to the extent of the manner in which such business is currently conducted by Seller in such jurisdiction. The validity of the Proprietary Rights, the title thereto of Seller and the authority of Seller to use the Proprietary Rights as such Seller Proprietary Rights are presently being used is not being challenged in any administrative or judicial proceeding to which Seller is a party or, to the knowledge of Seller, is subject, nor has any such claim been threatened in writing within the preceding three years. The conduct of the business of Seller as now conducted does not infringe or conflict with (i) the Trademark Rights, Patent Rights or Copyrights of others, or (ii) any other Proprietary Rights of others. Seller has, as of the date hereof, and will have as of the Closing Date, satisfied all requirements necessary to maintain the validity of all Proprietary Rights, and the right to use such Proprietary Rights in all material respects, necessary to the conduct of Seller's business as it is presently being conducted. Seller has no knowledge of any use of any Proprietary Rights owned by or exclusively licensed to Seller that is now being made, except by Seller or by any person duly licensed by it to use the same under a Contract disclosed in Schedule 3.11(a). No infringement by others of any Proprietary Rights is known to Seller. All licenses and other agreements pertaining to the Proprietary Rights are in compliance with all applicable laws and regulations in all jurisdictions in which Seller conducts any business operations, including, without limitation, those pertaining to remittance of foreign exchange and taxation. All patents, patent applications, rights to inventions and other Proprietary Rights heretofore owned or held by any employee of Seller and used in the business of Seller in any manner have been duly and effectively transferred and assigned to Seller.

      3.16 Certain Business Practices and Regulations; Potential Conflicts of Interest.

            (a) Neither Seller nor any directors, officers, agents or employees of Seller, nor any of the Shareholders has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) paid or made any bribe, rebate, payoff, influence payback, kickback or other unlawful payment.

            (b) None of the affiliates, officers, shareholders, directors or agents of Seller or any spouse, lineal descendent or entity controlled by any of the foregoing (i) owns, directly or indirectly, in whole or in part, any property that Seller uses in the conduct of its business, (ii) to the knowledge of Seller, has any cause of action or other suit, action or claim whatsoever against, or owes any amount (contingent or otherwise) to, or is owed any amount (contingent or otherwise) by, Seller other than claims in the ordinary course of business resulting from such person's status as an officer, director or agent of Seller such as for accrued salary, bonus, commissions, vacation pay or accrued benefits under employee benefit plans, (iii) has sold to, or purchased from, Seller any assets or property for aggregate consideration in excess of $10,000 since January 1, 2000, or (iv) is a party to any contract or participates in any arrangement, written or oral, pursuant to which Seller provides in-kind services to any such individual or entity, except to such individual in his capacity as an employee of Seller.

      3.17 Accuracy of Information; Full Disclosure.

      None of this Agreement, the Related Agreements and the Disclosure Schedules contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading. To the knowledge of Seller and Shareholders, there is no fact that has not been disclosed to the Purchaser that has or could reasonably be expected to have a change or effect that, individually or when taken together with all other such changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business or operations of Seller, as a whole, or that could be expected to impair the ability of Seller to perform this Agreement and the transactions contemplated hereby.

      3.18 Brokers.

      Except as set forth in Schedule 3.18, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Shareholders.

      3.19 Real Property.

            (a) Seller does not own any real property.

            (b) Schedule 3.19(b) lists all real property leased to Seller (the "LEASED REAL PROPERTY"), and specifies the location of each such property and the name of the record owner or the names of the lessor, lessee and any sublessee, as applicable. Seller has delivered to the Purchaser copies of all leases pursuant to which Seller leases the real property from any other person.

            (c) Except as set forth in Schedule 3.19(c), to the knowledge of Seller, there are no leases, subleases, licenses, right of way agreements, easements, occupancy agreements or other agreements granting to any person other than Seller any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

      3.20 Tangible Property.

      The buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business or operations of Seller (the "TANGIBLE PROPERTY") are in good operating condition and repair (normal wear and tear excepted). During the past five years there has not been any significant interruption of the operations of Seller due to inadequate maintenance of the Tangible Property.

      3.21 Accounts and Notes Receivable.

      The accounts and notes receivable reflected in the Seller Financial Statements and those accounts and notes receivable acquired or created after December 31, 1999 through the Closing Date, are and shall be bona fide accounts and notes receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice.

      3.22 Environmental Matters.

      Seller has obtained all permits, licenses, registrations, consents and other authorizations which are required with respect to the operation of Seller's business under any applicable Environmental Law (the "ENVIRONMENTAL PERMITS"), and all such Environmental Permits are in full force and effect; (i) to the knowledge of Seller, all of the Leased Real Property is free of any Hazardous Substances and free of all contamination arising from, relating to, or resulting from any such Hazardous Substances that could cause Seller to incur any Environmental Costs; (ii) to the knowledge of Seller, there are no underground or aboveground storage tanks, incinerators or surface impoundments at the Leased Real

Property; and (iii) Seller is now and has always been in compliance, in all material respects, with applicable Environmental Laws; and (iv) Seller has not been requested or required by any Governmental Authority to perform any investigatory or remedial activity or other action at the Leased Real Property under any Environmental Law.

      3.23 Investment Representations.

            (a) Seller and each Shareholder is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

            (b) Seller and each Shareholder acknowledges that except for the distribution of the Stock Consideration by Seller to the Shareholders, it or he is acquiring the Stock Consideration of the Purchaser for its or his own account for the purpose of investment and not with a view to the distribution thereof or dividing all or any part of its or his interest therein with any other person.

            (c) Seller and each Shareholder acknowledges that the sale of the Stock Consideration has not been registered under the Securities Act, or under any applicable federal securities or state blue-sky securities laws and that the Stock Consideration cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under, pursuant to an exemption from or in a transaction not subject to any applicable state blue-sky or federal securities laws. As a result, no federal or state governmental agency has passed or made any recommendation or endorsement of the Stock Consideration or an investment in the Purchaser.

            (d) Seller and each Shareholder acknowledges that it has relied only on the information contained in the documents that Purchaser has filed with the Securities and Exchange Commission ("PURCHASER SEC DOCUMENTS") in making its investment decision with respect to the Stock Consideration and not on any other information. Seller and each Shareholder acknowledge that they have read and understood the "Risk Factors" set forth in the Purchaser SEC Documents.

            (e) Seller acknowledges that each certificate representing the Stock Consideration shall bear a legend substantially in the following form:

                  "The shares represented by this certificate have not been
            registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."

            The foregoing legend shall be removed from the certificates representing the Stock Consideration, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act.

          ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


      The Purchaser hereby represents and warrants to Seller and the Shareholders that:

      4.1 Organization and Qualification.

      Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the character of its properties owned or leased or the nature of the business conducted by it makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a change or effect that, individually or when taken together with all such other changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business or operations of the Purchaser or to the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

      4.2 Authority.

      The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the Related Agreements to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by Seller and the Shareholders, this Agreement constitutes, and upon their execution and delivery by Purchaser the Related Agreements, will constitute, the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

            4.3 No Conflict; Required Filings and Consents.

               (a) The execution and delivery of this Agreement and the Related Agreements by the Purchaser do not and will not, and the consummation and performance by the Purchaser of this Agreement and the Related Agreements and any other transaction contemplated hereby and thereby will not, (i) conflict with or violate the certificate of incorporation and bylaws of the Purchaser,
(ii) conflict with or violate any Laws applicable to the Purchaser or by which any of its properties or assets is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties or assets is bound or affected, except for any such conflicts or violations described in clause (ii) or breaches or defaults described in clause (iii) that would not have a change or effect that, individually or when taken together with all such other changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business or operations of the Purchaser or to the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

            (b) The execution and delivery of this Agreement and the Related Agreements by the Purchaser do not and will not, and the consummation and performance by the Purchaser of this Agreement and the Related Agreements and any other transaction contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, (i) any Governmental Authority or (ii) any third person, except (x) for applicable requirements, if any, of the Securities Act, the Exchange Act or state blue-sky laws, (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent or delay consummation of the Asset Purchase or the other transactions contemplated in this Agreement, or otherwise, either individually or in the aggregate, prevent the Purchaser from performing its obligations under this Agreement, and would not have a change or effect that, individually or when taken together with all such other changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business or operations of the Purchaser or to the ability of the Purchaser to consummate the transactions contemplated by this Agreement, and (z) for any such consents, approvals, authorizations or permits that have been obtained or such filings or notifications that have been made.

      4.4 Shares Duly Authorized.

      All shares of Purchaser to be issued to Seller, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

      4.5 No Broker.

      No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

      4.6 Absence of Litigation.

      There is no Litigation pending, or to the knowledge of the Purchaser, threatened against, affecting or involving the Purchaser which seeks to prevent or challenge the transactions contemplated hereby, or which seeks to challenge the ability of the Purchaser to complete the transactions contemplated hereby or execute the Related Agreements. The

Purchaser is not subject to any continuing Orders, including, without limitation, cease-and-desist or other orders, except for Orders that do not prevent or challenge the transactions contemplated hereby.

      4.7 Accuracy of Information.

      No Purchaser SEC Document contained, as of the date it was filed with the SEC, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances in which they were made, not misleading. To the knowledge of Purchaser, there is no fact that has not been disclosed in the Purchaser SEC Documents that has or could reasonably be expected to have a change or effect that, individually or when taken together with all other such changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business or operations of Purchaser, as a whole.

                             ARTICLE V - COVENANTS

      5.1 Further Assurance.

            (a) After the Closing, Seller shall from time to time, at Purchaser's request and without further cost and expense to Purchaser, execute and deliver to Purchaser such other instruments of conveyance and transfer (including, without limitation, additional assignments suitable for recording with respect to the patents, registered trademarks, copyrights or applications therefor included in the Assets) and take such other action as Purchaser may reasonably request so as more effectively to sell, assign and transfer to Purchaser title to and possession of the Assets as provided in this Agreement or otherwise to consummate the transactions contemplated by this Agreement.

            (b) After the Closing, Purchaser shall from time to time, at Seller's request and without further cost or expense to Seller, execute and deliver to Seller such other instruments of assumption and take such other action as Seller may reasonably request so as more effectively to assume the Assumed Liabilities or otherwise to consummate the transactions contemplated by this Agreement.

      5.2 Employees.

            (a) Offer of Employment by Purchaser.

      Purchaser agrees that it shall offer employment to each of the employees of Seller who are identified by payroll code or otherwise on Schedule 5.2(a) (collectively, "EMPLOYEES") at the rate of pay set forth on Schedule 5.2(a), such employment to be effective as of the Closing Date. Except as noted on such Schedule, such employment shall be offered on terms which include, but shall not be limited to, the position and level of responsibility that each Employee enjoys and is entitled to receive from Seller immediately before the Closing and coverage under the health, dental, retirement and other benefit plans of Purchaser at a level substantially similar to employees of Purchaser of comparable position and level of responsibility. In addition, Purchaser shall issue to Employees options to purchase 100,000 shares of Purchaser's Common Stock as set forth on Schedule 5.2(a) pursuant to the terms of Purchaser's 1999 Stock Incentive Plan, pursuant to option agreements substantially in the form of Exhibit B hereto.

            (b) COBRA.

      With respect to Employees, Seller will continue to provide for "continuation coverage" to or for the benefit of each "covered employee" and each "qualified beneficiary" entitled thereto by applicable law (as such terms are defined in Code Section 4980B) and shall otherwise comply in all respects with the requirements (including notice requirements) of Code Section 4980B as to each such covered employee and each such qualified beneficiary with respect to whom "qualifying events" (as defined in Code Section 4980B) have occurred (or will occur) through the Closing Date, including all such qualifying events that will occur as of the Closing or as a result of the consummation of the transactions contemplated by this Agreement.

            (c) No Third-Party Beneficiaries.

      No provision of this Agreement shall create any third party beneficiary or other right in any Employee (including any beneficiary or dependent thereof) in respect of continued employment with Purchaser or in respect of any benefits that may be provided, directly or indirectly, under any benefit plan or program maintained by Purchaser.

      5.3 Affirmative Covenants of the Seller.

      Prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser, Seller shall, and Shareholders shall cause Seller to:

            (a) operate its business only in the usual and ordinary course consistent with past practices;

            (b) preserve intact its business organizations and goodwill, maintain its rights and franchises, retain the services of its officers, agents, and employees, and maintain satisfactory relationships with its agents, customers and suppliers and other third persons having business relationships with Seller;

            (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and

            (d) cooperate with the Purchaser in the Purchaser's effort to obtain exemptions from any Law (including, but not limited to the Securities Act) compliance with which is required by Purchaser as the result of entering into and in order to consummate the transaction contemplated by this Agreement.

      5.4 Negative Covenants of Seller.

      Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Purchaser, from the date of this Agreement until the Closing, Seller shall not, and the Shareholders will ensure that Seller does not, do any of the following:

            (a) (i) increase the compensation payable to, or to become payable to, any director, officer, consultant or employee, except for increases in salary or wages payable, or to become payable, in the ordinary course of business to employees of Seller who are not directors, officers or managerial personnel of Seller; (ii) grant any severance, termination, or other payment arising as the result of termination of employment (whether such termination was before or after the date of this Agreement), excluding any amounts (including accrued vacation pay) accrued as a result of actual service prior to the date of termination, to, or enter into any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt, enter into, terminate or amend (A) any employee benefit plan or arrangement except as may be required by applicable law, or (B) any employee benefit or special compensation, other than as disclosed on Schedule 3.9(d); (iv) grant any stock options or other rights to purchase shares of Seller's capital stock; (v) by any manner or means increase the compensation or fringe benefits of, or forgive any loans or indebtedness of, any employee, officer or director of Seller, or contribute to or otherwise fund or secure the benefits or compensation provided thereto (unless such matter, if in existence on the date hereof, would not violate, and would not require disclosure on a Schedule to, Section 3.9(d) hereof (excluding solely the matters expressly disclosed on Schedule 3.9(d))); (vi) except as set forth in Schedule 5.4(a), pay any bonuses, whether or not accrued, to any director, officer, consultant or employee; or (vii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

            (b) except as permitted by Schedule 5.4(b), declare, set aside or pay any dividend on, or make any other distribution or payment (whether in cash, stock or property) in respect of, outstanding shares of capital stock;

            (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; or (ii) effect any reorganization or recapitalization;

            (d) (i) issue, deliver, award, pledge, grant or sell, or authorize or propose or enter into any contract, understanding, agreement or arrangement with respect to the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) enter into any arrangement, understanding or contract with respect to the purchase or voting of shares of its capital stock;

            (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner or means, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice (in amount and form));

            (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except in the ordinary course of business and consistent with past practice (in amount and form);

            (g) directly or indirectly initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of any such Competing Transaction (regardless of the person or party initiating contact), or agree to any Competing Transaction, or authorize or permit any of the officers, directors or employees of Seller or any investment banker, financial advisor, attorney, accountant or other representative of Seller to take any such action, and Seller shall promptly notify the Purchaser of all material terms of any such inquiries and proposals received by Seller or by any such officer, director, investment banker, financial advisor, attorney accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Seller shall deliver or cause to be delivered to the Purchaser a copy of such inquiry or proposal. For purposes of this Agreement, "COMPETING TRANSACTION" shall mean any of the following involving Seller: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of Seller in a single transaction or series of transactions; (iii) any acquisition of more than 10% of the common stock outstanding as of the date of such acquisition; or (iv) any other material equity investment in Seller;

            (h) voluntarily release any third party from its obligations under any existing standstill or confidentiality agreement;

            (i) propose or adopt any amendments to its Organizational Documents;

            (j) change any of its methods of accounting (including, without limitation, changes in depreciation or amortization policies) in effect at the end of the last fiscal year of Seller;

            (k) (A) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness, or guarantee, endorse or otherwise become responsible for the obligations of third parties (other than check-clearing endorsements made in the ordinary course of business), whether or not evidenced by a note, bond, debenture, guarantee, or similar instrument (other than borrowings in the ordinary course of business, consistent with past practice),
(B) make any loans, advances, or capital contributions to, or investments in, any other person, or (C) issue or sell any debt securities;

            (l) take any action or fail to take any action which could reasonably be expected to have a change or effect that, individually or when taken together with all other such changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business or operations of Seller, as a whole, or to the ability of Seller to consummate the transactions contemplated by this Agreement, or that could reasonably be expected to adversely affect the ability of Seller prior to the Closing to obtain consents of third parties or approvals of any Governmental Authority required to consummate the transactions contemplated by this Agreement;

            (m) take any action, or omit to take any action, the effect of which would reasonably be expected to cause any of the representations and warranties contained in Article III of this Agreement to be inaccurate as of the Closing or any time prior thereto, except as to representations and warranties made as of a specific date;

            (n) enter into any material contracts, agreements or arrangements with any affiliate of Seller, or any director, officer or employee of Seller (except for material contracts, agreements, or arrangements required by or expressly contemplated by this Agreement);

            (o) fail to perform in all material respects its obligations under all Contracts (except those being contested in good faith); or

            (p) authorize any of the foregoing, or enter into any contract to do any of the foregoing.

      5.5 Negative Covenants of Shareholders.

      Except as expressly contemplated by this Agreement or otherwise consented in writing by the Purchaser, from the date of this Agreement until the Closing, no Shareholder shall do any of the following:

            (a) take any action or fail to take any action that could reasonably be expected to adversely affect the ability of such Shareholder prior to the Closing to obtain consents of third parties or approvals of any Governmental Authority required to consummate the transactions contemplated by this Agreement; or

            (b) take any action, or omit to take any action, the effect of which would reasonably be expected to cause any of the representations and warranties of the Shareholders contained in Article III of this Agreement to be inaccurate as of the Closing or any time prior thereto.

      5.6 Negative Covenants of the Purchaser.

      Except as expressly contemplated by this Agreement or otherwise consented to in writing by Seller, from the date of this Agreement until the Closing, the Purchaser will not do any of the following:

            (a) take any action or fail to take any action that could reasonably be expected to have a change or effect that, individually or when taken together with all such other changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the ability of the Purchaser to consummate the transactions contemplated by this Agreement prior to the Closing, or that could reasonably be expected to adversely affect the ability of the Purchaser prior to the Closing to obtain consents of third parties or approvals of any Governmental Authority required to consummate the transactions contemplated by this Agreement; or

            (b) take any action, or omit to take any action, the effect of which would reasonably be expected to cause any of the representations and warranties contained in Article IV of this Agreement to be inaccurate as of the Closing or any time prior thereto.

      5.7 Access and Information.

      From the date hereof until the Closing, Seller shall, and shall cause its officers, directors, employees and agents, to, (i) afford to the Purchaser and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the "PURCHASER REPRESENTATIVES") full and complete access to the officers, employees, agents, properties, offices and other facilities of Seller, and to the books and records (including, without limitation, tax returns and work papers of Seller's accountant) and material contracts thereof and (ii) furnish promptly to the Purchaser and the Purchaser Representatives all information concerning the business, properties, contracts, records and personnel (provided, however, that all personnel records shall be kept confidential to the extent required by any
Law) of Seller (including, without limitation, financial, operating, technical and other data and information) as may be reasonably requested, from time to time, by the Purchaser or any Purchaser Representative. The Purchaser and the Purchaser Representatives shall have the right to make copies of all such records, files and other materials as may be deemed advisable thereby. Seller shall reasonably promptly advise the Purchaser in writing of any change in material terms of any Contract (including, without limitation, any contracts with Significant Customers).

              ARTICLE VI - ADDITIONAL AGREEMENTS; INDEMNIFICATION

      6.1 Best Efforts; Consents; Filings.

            (a) Subject to the terms and conditions of this Agreement, the Purchaser, on the one hand, and each of Seller and the Shareholders, on the other, shall use their commercially reasonable efforts to (i) take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Purchaser, Seller or the Shareholders, as applicable, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein; (iii) make all necessary filings, and thereafter make any other required submissions, notifications and filings with respect to this Agreement; provided, however, that the Purchaser and Seller shall cooperate with each other in connection with the making of all such filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to any filing and, if requested, to accept all reasonable additions, deletions or changes suggested by the non-filing party in connection therewith; (iv) satisfy the requirements of any Law; and (v) remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto all benefits contemplated by this Agreement. Seller and the Purchaser shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Immediately following the Closing, Seller shall notify the court and the parties to the litigation Avista Energy Inc. vs. Nucleus Corporation; Vitol Gas & Electric LLC; Michael R. Kutsch; and Neil E. Kelley, of the fact of the transfer of the Assets.

            (b) Each of the Shareholders and Seller, on the one hand, and the Purchaser, on the other, shall give any notices to third persons, and use its commercially reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Schedules by such party, (C) otherwise required under any of such party's contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated herein, or (D) required to prevent a change or effect that, individually or when taken together with all such other changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business or operations of such party, or to the ability of such party to consummate the transactions contemplated by this Agreement from occurring prior to or after the Closing. Notwithstanding the foregoing, in no event shall Seller or Shareholders agree to any modifications to any Contracts in connection with such notices or consents without the consent of Purchaser, which may be withheld by Purchaser in its reasonable discretion.

            (c) Each of the parties hereto shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

      6.2 Notification of Certain Matters.

      Each party shall give prompt notice to the others of (i) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing, and
(ii) any material failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      6.3 Indemnification.

            (a) By Seller and the Shareholders. After the Closing, Seller and each Shareholder (each a "SELLER PARTY"), jointly and severally, agree to indemnify and hold harmless the Purchaser, any of its subsidiaries and affiliates and their respective officers, directors, managers, employees, agents, representatives, advisors, stockholders and partners (collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against any and all Losses caused by or arising out of (i) any breach of any representation or warranty of Seller or any Shareholder contained herein, (ii) any breach of any covenant or other obligation of Seller or any Shareholder contained herein, (iii) any Excluded Liabilities, (iv) any failure of Seller to comply with the so-called bulk sales law of any state, or (v) any royalties payable pursuant to the settlement agreement between Vitol Gas & Electric LLC and Nucleus Corporation, dated November 10, 1998, with respect to the transactions contemplated hereby. The Seller Parties may agree among themselves as to the allocation among them of any liability for indemnification under this Section 6.3(a), but no such agreement shall affect the liability of any of them to any Purchaser Indemnified Party.

            (b) Basket. The Purchaser Indemnified Parties shall not be entitled to indemnification under clause (i) of Section 6.3(a) until the aggregate amount of all Losses caused by or arising out of the breaches of representations or warranties of Seller or any Shareholder exceeds $200,000, following which the Purchaser Indemnified Parties shall be entitled to indemnification against all such Losses, including the first $200,000. The limitation set forth in the preceding sentence shall apply only to the extent that Losses for which the Purchaser Indemnified Parties are entitled to recovery arise solely out of matters described in clause (i) of Section 6.3(a). No such "basket" shall apply to indemnification recoveries by the Purchaser Indemnified Parties with respect to the matters described in clause (ii), (iii), (iv) or (v) of Section 6.3(a).

            (c) Cap. The aggregate liability of the Seller Parties pursuant to clause (i) of Section 6.3(a) with respect to breaches of representations and warranties (other than as to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, and 3.14) shall in no event exceed Nineteen Million Six Hundred Thousand Dollars ($19,600,000). The limitation set forth in the preceding sentence shall apply only to the extent that Losses for which the Purchaser Indemnified Parties are entitled to recovery arise solely out of matters with respect to which indemnification is limited. There shall be no limit on the aggregate liability of the Seller Parties with respect to (x) breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, and 3.14, or (y) the matters set forth in clauses (ii),
(iii) and (iv) of Section 6.3(a), even if the items described in clauses (x) and
(y) of this sentence also represent breaches that would otherwise be subject to the aggregate limitations on recovery.

            (d) Indemnification by Purchaser.

            After the Closing, Purchaser agrees to indemnify and hold harmless the Seller, any of its subsidiaries and affiliates and their respective officers, directors, managers, employees, agents, representatives, advisors, stockholders and partners (collectively, the "SELLER INDEMNIFIED PARTIES") from and against any and all Losses caused by or arising out of (i) any breach of any representation or warranty of the Purchaser contained herein, (ii) any breach of any covenant or other obligation of the Purchaser contained herein, (iii) any Assumed Liabilities, or (iv) any liability or obligation arising out of Purchaser's conduct of the business comprising the Assets after the Closing (except to the extent such a liability or obligation constitutes an Excluded Liability or other matter with respect to which Purchaser is entitled to indemnification by the Seller Parties).

            (e) Claims for indemnification pursuant to Section 6.3(a)(i) and
Section 6.3(d)(i) resulting solely from breaches of representations and warranties may only be asserted during the period of survival of such representations and warranties under Section 9.1.

            (f) Promptly after receipt by a person or entity entitled to indemnification hereunder (an "INDEMNIFIED PARTY") of notice of the commencement of any action or after otherwise becoming aware of a state of facts, such Indemnified Party will, if a claim in respect of such action or other state of facts is to be made against a party providing indemnification under this Section
6.3 (the "INDEMNIFYING PARTY"), notify the Indemnifying Party in writing of the commencement thereof or of such state of facts; but the omission so to notify the Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party to the extent the Indemnifying Party is not prejudiced as a proximate result of such failure. In case any such action is brought against any Indemnified Party, and such Indemnified Party seeks or intends to seek indemnity from the Indemnifying Party, the Indemnifying Party will be entitled to participate in and assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party; provided, however, if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there is likely to be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such action or that there are likely to be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties. The Indemnifying Party will not be liable to an Indemnified Party under this Section for any legal expenses incurred by an Indemnified Party after notification to the Indemnified Party of the Indemnifying Party's assumption of the defense of the action unless and to the extent that (i) the Indemnified Party shall have employed counsel in accordance with the proviso stated in the preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing all of the Indemnified Parties who are parties to such action) or
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action. The Indemnifying Party shall not settle any such action unless (i) the settlement involves no payment by or injunction or other adverse consequences against the Indemnified Party, or (ii) the person bringing such action provides a general release in favor of the Indemnified Party.

            (g) Exclusive Remedy. The parties hereby agree that the rights set forth in this Section 6.3 shall be the sole and exclusive remedies for any claims arising after the Closing and relating to breaches of representations, warranties or covenants contained in this Agreement other than claims based on fraud. Notwithstanding the foregoing, the parties agree that where any breach or threatened breach of a covenant in this Agreement would cause irreparable injury to a party and money damages would not provide an adequate remedy to such party, then, in addition to the remedies available to it pursuant to this Section 6.3, such party shall have the right to obtain equitable relief in the form of a temporary or permanent injunction or order for specific performance.

            (h) Escrow. The escrow accounts being established pursuant to the Escrow Agreement are intended to provide security for the indemnification obligations of the Seller Parties, but the existence of such escrow accounts shall not preclude the Purchaser Indemnified Parties from asserting claims directly against the Seller Parties.

                        ARTICLE VII - CLOSING CONDITIONS

      7.1 Conditions to Obligations of Each Party Under This Agreement.

      The respective obligations of each party to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the party for whose benefit the condition exists, in whole or in part, to the extent permitted by applicable law:

            (a) No Order. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which restricts, prevents or prohibits the consummation of the Asset Purchase or any other transactions contemplated in this Agreement.

      7.2 Additional Conditions to Obligations of the Purchaser.

      The obligations of the Purchaser to effect the transactions contemplated herein are also subject to the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties of each of Seller and the Shareholders contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) when made and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Purchaser shall have received a certificate of the President of Seller and from each Shareholder (relating to Seller and each such Shareholder, respectively), as of the Closing Date, to such effect.

            (b) Agreements and Covenants. Seller and each Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Purchaser shall have received a certificate of the President of Seller and from each Shareholder (relating to Seller and each such Shareholder, respectively), as of the Closing Date, to that effect.

            (c) Related Agreements. Seller and each Shareholder shall have entered into and delivered to Purchaser each Related Agreement to which Seller and each Shareholder is a party.

            (d) No Seller Material Adverse Effect. No event or circumstance shall have occurred from the date hereof to the Closing Date which constitutes a change or effect that, individually or when taken together with all other such changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business or operations of Seller, as a whole, or to the ability of Seller to consummate the transactions contemplated by this Agreement.

            (e) Opinion of Counsel for Seller and the Shareholders. Seller shall have delivered to the Purchaser on the Closing Date the opinion of Duane, Morris & Heckscher LLP, counsel to Seller and the Shareholders, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C.

            (f) Contractual Consents. Seller and/or the Shareholders, as applicable, shall have obtained at or prior to the Closing all consents or approvals required for the consummation of the transactions contemplated by this Agreement from any other party to any of the contracts, leases, license agreements or other agreements or instruments or understandings listed on
Schedule 7.2(f), without the payment of any amounts by Purchaser or any change in any of the terms of any such contracts, leases, license agreements or other agreements or instruments or understandings.

            (g) Bankruptcy. No case or proceeding shall have been commenced under any federal or state bankruptcy or equivalent law by or against Seller.

      7.3 Additional Conditions to Obligations of the Seller and the Shareholders.

      The obligation of Seller and the Shareholders to effect the Asset Purchase and the other transactions contemplated in this Agreement is also subject to the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) when made and as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Seller shall have received a certificate of an executive officer of the Purchaser to such effect.

            (b) Agreements and Covenants. The Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Seller shall have received a certificate of an executive officer of the Purchaser to that effect.

            (c) Related Agreements. Purchaser shall have entered into and delivered to Purchaser each Related Agreement to which Seller and each Shareholder is a party.

            (d) Consents and Approvals. The Purchaser shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Asset Purchase under any agreements or instruments to which the Purchaser or any of its subsidiaries is bound. All material consents, waivers, approvals and authorizations required to be obtained, and all material filings or notices required to be made, by the Purchaser prior to consummation of the transactions contemplated in this Agreement shall have been obtained from and made with all required Governmental Authorities.

            (e) Opinion of Counsel. The Purchaser shall have delivered to Seller and the Shareholders on the Closing Date the opinion of Irell & Manella LLP, counsel to the Purchaser, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D.

                ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

      8.1 Termination.

      This Agreement may be terminated at any time prior to the Closing Date:

            (a) by mutual consent of the Purchaser, Seller and the Shareholders;

            (b) by the Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of Seller or Shareholders set forth in this Agreement, or if any representation or warranty of Seller or the Shareholders shall have become untrue (except that where any breach of or statement in a representation or warranty expressly includes a standard of materiality, the existence of such breach or the untruthfulness of such statement shall be measured giving effect to such standard only), in either case such that the conditions and standards set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied;

            (c) by Seller and Shareholders, upon a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue (except that where any breach of or statement in a representation or warranty expressly includes a standard of materiality, the existence of such breach or the untruthfulness of such statement shall be measured giving effect to such standard only), in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied;

            (d) by any of the Purchaser, Seller or the Shareholders, if there shall be any final, non-appealable order or injunction imposed by a court of competent jurisdiction preventing the consummation of the Asset Purchase;

            (e) by any of the Purchaser, Seller or the Shareholders, if the Asset Purchase shall not have been consummated on or before November 30, 2000 (provided, that the right to terminate pursuant to this clause 8.1(e) shall not be available to any party in material breach or default of any provision of this Agreement; for these purposes a breach by any Seller or Shareholder shall be deemed a breach by all of Seller and Shareholders).

      The right of any party hereto to terminate this Agreement pursuant to this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

      8.2 Effect of Termination.

      If this Agreement is terminated, this Agreement (except for Sections 9.13, 9.14, this Section 8.2, and the letter agreement among Seller and Purchaser regarding confidentiality, dated as of July 26, 2000 ("CONFIDENTIALITY AGREEMENT"), each of which shall survive such termination), shall no longer be of any force or effect and there shall be no liability on the part of any party or any of its directors, managers, officers, shareholders or members except that a non-defaulting party shall be entitled to recover from any defaulting party whatever remedies are available at law.

      8.3 Amendment.

      This Agreement may not be amended, in whole or in part, except by an instrument in writing signed by the parties hereto.

      8.4 Waiver.

      At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties granting such extension or waiver

                        ARTICLE IX - GENERAL PROVISIONS

      9.1 Effectiveness of Representations, Warranties and Agreements.

      The representations and warranties of each party hereto shall survive until eighteen months following the Closing Date. Notwithstanding the foregoing, the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.18, 3.23, 4.1, 4.2, 4.3, 4.4 and 4.5 shall survive indefinitely, and the representations and warranties in Section 3.14 shall survive for the relevant statute of limitations period. Covenants of each party shall survive indefinitely except to the extent otherwise limited pursuant to the terms thereof.

      9.2 Notices.

      All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:

            (a)   If to the Purchaser:

                  Caminus Corporation
                  747 Third Avenue
                  18th Floor
                  New York, New York  10017
                  Attention:   President
                  Telephone No.:  (212) 515-3600
                  Telecopier No.:  (212) 888-0691

                  with a copy to:

                  Irell & Manella LLP
                  1800 Avenue of the Stars, Suite 900
                  Los Angeles, California 90067
                  Attention:  Richard C. Wirthlin, Esq.
                  Telephone No.:  (310) 277-1010
                  Telecopier No.:  (310) 203-7199

            (b)   If to Seller or the Shareholders:

                  John. H. Gerold, Jr.
                  David C. Meyers
                  10777 Westheimer, Suite 1250
                  Houston, TX  77042
                  Telephone No.: (713) 974-9000
                  Telecopier No.:   (713) 980-0507

                  with a copy to:

                  Duane, Morris & Heckscher LLP
                  380 Lexington Avenue
                  New York, New York 10168
                  Attention: Robert J. Hasday, Esq.
                  Telephone No.:  (212) 692-1010
                  Telecopier No.:  (212) 692-1020

      9.3 Certain Definitions.

      For purposes of this Agreement, the term:

      "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

      "ASSET PURCHASE" means the purchase of Assets contemplated by this Agreement.

      "BUSINESS DAY" means any day other than a day on which banks in the State of Delaware are authorized or obligated to be closed.

      "CONTRACT" shall mean any contract, mortgage, deed of trust, bond, indenture, lease, license, commitment, note, sales or purchase order, franchise, option, warrant, right or other instrument, document obligation or agreement, whether written or oral.

      "CONTROL" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

      "ENCUMBRANCE(S)" shall mean, with respect to any real or personal, tangible or intangible property, any lien, charge, reservation, right of entry, possibility of reverter, encroachment, easement, right of way, restrictive covenant, lease, security interest (whether based on common law, statute or contract and, including without limitation, any interest arising from any capitalized lease, conditional sale, trust receipt or deposit interest), option, right of first refusal, right of first offer or any other imperfection of title or right by any person to assert a claim with respect to such property.

      "ENVIRONMENTAL COSTS" means, any cleanup costs, remediation, removal, or other response costs (which, without limitation, shall include costs to cause Seller to come into compliance with Environmental Laws), investigation costs (including, without limitation, reasonable fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments, damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including, without limitation, damages (a) of third parties for personal injury or property damage or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matters.

      "ENVIRONMENTAL LAWS" means, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Clean Air Act, 42 U.S.C. 7501 et seq.; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq.; the Emergency Planning and Community Right-to-Know-Act of 1986, 42 U.S.C. 11001 et seq., Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., all rules and regulations promulgated pursuant to any of the above statutes, and any other analogous federal, state or local law, statute, rule or regulation governing Environmental Matters, as the same exist as of the Closing Date, including any common law cause of action relating to Environmental Matters or alleging liability to pay Environmental Costs.

      "ENVIRONMENTAL MATTERS" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air, surface water, groundwater, soil, land surface or subsurface, buildings or facilities at the Leased Real Property.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto, all as in effect from time to time.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "GOVERNMENTAL AUTHORITY" means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal official arbitrator or arbitral body in each case whether domestic or foreign.

      "HAZARDOUS SUBSTANCES" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBS") and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde) that are regulated by, or may form the basis of liability under, any Environmental Laws.

      "KNOWLEDGE" or "KNOWN" shall mean, with respect to any matter in question, that an executive officer or other senior officer of Seller or that a Shareholder (i) has actual knowledge of such matter or (ii) would have actual knowledge of such matter after making such inquiry (if any) as a reasonable person would have made under the circumstances applicable to such matter.

      "LOSSES" means losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal fees and costs) suffered or incurred.

      "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

      "RELATED AGREEMENTS" shall mean the Escrow Agreement substantially in the form of Exhibit A hereto, the Assumption Agreement substantially in the form of Exhibit E hereto, the Bill of Sale, substantially in the form of Exhibit F hereto, the Registration Rights Agreement substantially in the form of Exhibit G hereto, the Covenants Not to Compete substantially in the form of Exhibit H hereto, and the stock option agreements ("STOCK OPTION Agreements") substantially in the form of Exhibit I hereto..

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SUBSIDIARY" or "SUBSIDIARIES" of Seller, the Purchaser or any other person, means any corporation, partnership, joint venture or other legal entity of which Seller, the

Purchaser, or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      9.4 Headings.

      The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.5 Severability.

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      9.6 Entire Agreement; Confidentiality.

      This Agreement, together with the Schedules and Exhibits hereto, and the Confidentiality Agreement constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, except as otherwise specifically provided in this Agreement. Notwithstanding the foregoing, following the Closing Date, all obligations of Purchaser under the Confidentiality Agreement shall expire.

      9.7 Assignment; Parties in Interest.

      This Agreement shall bind to and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but except as noted in the next sentence, shall not be assignable by any party hereto without the prior written consent of the other parties. The Purchaser may assign its rights to an affiliate of the Purchaser or to any successor or surviving company in connection with a merger, asset sale or other combination or reorganization, but no such assignment shall result in Purchaser being released from its obligations hereunder. Nothing contained in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their respective permitted successors and assigns and the Purchaser Indemnified Parties and the Seller Indemnified Parties, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      9.8 Failure or Indulgence Not Waiver; Remedies Cumulative.

      No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      9.9 Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to rules respecting conflicts of law.

      9.10 Arbitration.

            (a) General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 9.10 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, any party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the Borough of Manhattan, City of New York, State of New York.

            (b) Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from a list of persons (which shall be retired judges or corporate or litigation attorneys experienced in corporate transactions) provided by the office of the American Arbitration Association having jurisdiction over the Borough of Manhattan, City of New York, State of New York. If the parties are unable to agree upon an arbitrator from the list so drawn, then the Purchaser on the one hand, and the Seller and Shareholders on the other, shall each strike names alternately from the list, with the first to strike being determined by lot. After the Purchaser, on the one hand, and the Seller and Shareholders on the other, have used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

            (c) Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgement if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

            (d) Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Purchaser, on the one hand, and the Seller and Shareholders, on the other, shall each be responsible for 50% of the costs and fees of the arbitration. Notwithstanding the foregoing, as between the Purchaser, on the one hand, and the Seller and Shareholders on the other, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses, and attorneys' fees.

            (e) Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

      9.11 Counterparts.

      This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      9.12 Construction.

      All Section and Article references are to this Agreement, unless otherwise expressly provided. As used in this Agreement, (a) "HEREOF", "HEREUNDER", "HEREIN" and words of like import shall be deemed to refer to this Agreement in its entirety and not just a particular Section of this Agreement and (b) unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number or the plural number, words of the masculine gender shall include the feminine and neuter, and, when the sense so indicates, words of the neuter gender shall refer to any gender.

      9.13 Payment of Expenses.

      Each party will bear its own expenses incurred with respect to this Agreement and the Asset Purchase, regardless of whether the Asset Purchase closes (including, without limitation, any and all fees and expenses of finders, brokers, investment bankers or similar intermediaries with respect to the Asset Purchase) except that Purchaser will and Seller will each pay one half (1/2) of: (a) the costs of the audit by KPMG LLP of Seller's financial books and records and (b) if required, the costs of any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      9.14 Payment of Taxes.

      Except as provided in Section 9.13, any capital gains or other taxes (including sales and use taxes) owing to any Governmental Authority as a result of the Asset Purchase will be paid by Seller or the Shareholders, as applicable. Any documenting, stamp and excise taxes and all transfer, filing, recordation, and similar taxes and fees (including any penalties and interest) owing to any Governmental Authority as a result of the Asset Purchase will be paid 50% by Seller or the Shareholders, on the one hand, and 50% by Purchaser, on the other.

      9.15 Allocation of Purchase Price.

      Purchaser and Seller shall allocate the Purchase Price to broad categories constituting components of the Assets in accordance with the basis of allocation set forth in Schedule 9.15 and shall file a Form 8594 with respect to the Asset Purchase in accordance with the basis set forth in Schedule 9.15, except to the extent that modifications are necessary to reflect changes in the Assets between the date hereof and the Closing Date, which modifications shall be made by reasonable agreement of the parties. Each party will report the Asset Purchase in accordance with the agreed upon allocation among such broad categories for all federal, state and local tax purposes, but such allocation shall not constrain reporting for other purposes.

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

      IN WITNESS WHEREOF, Seller, the Purchaser and the Shareholders have caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

                                    CAMINUS CORPORATION,



                                    By:     /s/ David M. Stoner
                                            ----------------------------------
                                    Name:   David M. Stoner
                                    Title:  President



                                    NUCLEUS CORPORATION


                                    By:     /s/ David C. Meyers
                                            ----------------------------------
                                    Name:   David C. Meyers
                                    Title:  President

                                    NUCLEUS ENERGY CONSULTING CORPORATION


                                    By:     /s/ David C. Meyers
                                            ----------------------------------
                                    Name:   David C. Meyers
                                    Title:  President



                                    SHAREHOLDERS

                                    DAVID C. MEYERS, an individual


                                    /s/ David C. Meyers
                                    ------------------------------------------
                                    David C. Meyers

                                    JOHN H. GEROLD, an individual


                                    /s/ John H. Gerold
                                    ------------------------------------------
                                    John H. Gerold